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As filed with the Securities and Exchange Commission on August 8, 2018

Registration No. 333-226609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAFTECH INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3620 (Primary Standard Industrial Classification Code Number)	27-2496053 (I.R.S. Employer Identification No.)

982 Keynote Circle
Brooklyn Heights, OH 44131
(216) 676-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David J. Rintoul
Chief Executive Officer
GrafTech International Ltd.
982 Keynote Circle
Brooklyn Heights, OH 44131
(216) 676-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Copies of all communications, including communications sent to agent for service)

Sandra L. Flow, Esq. Adam Fleisher, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	William V. Fogg, Esq. D. Scott Bennett, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, $0.01 par value per share	23,000,000	$22.30	$512,785,000	$63,841.73

(1)
Includes 3,000,000 shares of common stock that the underwriters have the option to purchase from the selling stockholder.

(2)
Estimated solely for the purpose of calculating the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant's common stock as reported by the New York Stock Exchange on August 1, 2018.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        This Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-226609) of GrafTech International Ltd. is being filed solely to include Exhibits 10.31 and 24.1 to the Registration Statement as indicated in Item 16 of Part II of this Amendment. No change has been made to the preliminary prospectus constituting Part I of this Registration Statement. Accordingly, Part I has been omitted from this filing.

 Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (or FINRA), filing fee and the NYSE listing fee) payable by the registrant in connection with the distribution of our common stock:

SEC registration fee	$63,841
FINRA filing fee	77,418
NYSE listing fee	110,400
Printing and engraving expenses	35,000
Legal fees and expenses	630,000
Accounting fees and expenses	60,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	3,341

Total	$1,000,000

        We will bear all of the expenses shown above.

Item 14.    Indemnification of directors and officers.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our Amended Certificate of Incorporation and Amended By-Laws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. Our Amended Certificate of Incorporation eliminates the potential personal monetary liability of our directors to the Company or its shareholders for breaches of their duties as directors except as otherwise required under the DGCL.

        We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Amended Certificate of Incorporation and Amended By-Laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended Certificate of Incorporation and Amended By-Laws.

        We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.    Recent sales of unregistered securities.

        On August 11, 2015, the Company issued and sold to the selling stockholder (i) 136,616 shares of a new Series A Convertible Preferred Stock, par value $0.01 per share (or Series A Preferred Stock), equal to 19.9% of the shares of common stock of the Company outstanding immediately prior to such issuance, and (ii) 13,384 shares of a new Series B Convertible Preferred Stock, par value $0.01 per share (or Series B Preferred Stock or, together with the Series A Preferred Stock, the Preferred Stock), for an aggregate purchase price of $150,000,000 in cash, under the Investment Agreement dated as of May 4, 2014 (or Investment Agreement) by and between the Company and Brookfield.

        On May 18, 2015, the Company entered into an Agreement and Plan of Merger (or Merger Agreement), dated as of May 17, 2015 with the selling stockholder and Athena Acquisition Subsidiary Inc., a Delaware corporation formed on May 7, 2015 and a wholly owned subsidiary of the selling stockholder (or Acquisition Sub). On August 17, 2015, pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of the selling stockholder, and the 100 issued and outstanding shares of common stock, par value $0.01 per share, of the Acquisition Sub converted into 100 shares of common stock, par value $0.01 per share, of the Company. Pursuant to the terms of the Merger Agreement, the Preferred Stock owned by the selling stockholder and its subsidiaries was cancelled and ceased to exist.

        No underwriters were used in the foregoing transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

Item 16.    Exhibits and financial statement schedules.

        (a)   Exhibits:    The list of exhibits is set forth in beginning on page II-4 of this Registration Statement and is incorporated herein by reference.

        (b)   Financial Statement Schedules:    No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        *(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        *(i)  The undersigned registrant hereby undertakes that:

    •
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    •
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*
Paragraph references correspond to those of Regulation S-K, Item 512.

 Exhibit index

Exhibit number		Description of exhibit
1.0	*	Form of Underwriting Agreement.

2.1		Agreement and Plan of Merger dated as of May 17, 2015 among GrafTech International Ltd., BCP IV GrafTech Holdings LP and Athena Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 to GrafTech International Ltd.'s Current Report on Form 8-K filed May 18, 2015).

3.1		Amended and Restated Certificate of Incorporation of GrafTech International Ltd. (incorporated by reference to Exhibit 3.1 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 13, 2018).

3.2		Amended and Restated By-Laws of GrafTech International Ltd. (incorporated by reference to Exhibit 3.2 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 13, 2018).

4.1		Registration Rights Agreement by and between GrafTech International Ltd. and BCP GrafTech Holdings LP. (incorporated by reference to Exhibit 4.1 to GrafTech International Ltd.'s Form 10-Q filed on August 3, 2018).

4.2		Stockholder Rights Agreement by and between GrafTech International Ltd. and BCP IV GrafTech Holdings LP. (incorporated by reference to Exhibit 4.2 to GrafTech International Ltd.'s Form 10-Q filed on August 3, 2018).

5.1	*	Opinion of Richards, Layton & Finger, P.A.

10.1		Credit Agreement, dated February 12, 2018, among GrafTech International Ltd., GrafTech Finance Inc., GrafTech Switzerland SA and GrafTech Luxembourg II S.À.R.L., as co-borrowers, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.2		First Amendment to the Credit Agreement, dated June 15, 2018, among GrafTech International Ltd., GrafTech Finance Inc., GrafTech Switzerland SA, GrafTech Luxembourg II S.À.R.L. as co-borrowers, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. (incorporated by reference to Exhibit 10.1 to GrafTech International Ltd.'s Form 10-Q filed on August 3, 2018).

10.3		Guarantee Agreement, dated February 12, 2018, among GrafTech International Ltd., GrafTech Finance Inc., the other subsidiaries of GrafTech International Ltd. from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.4		Collateral Agreement, dated as of February 12, 2018, among GrafTech International Ltd., GrafTech Finance Inc., the other grantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.3 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

Exhibit number	Description of exhibit
10.5	European Guarantee and Luxembourg Security Agreement, dated as of February 12, 2018, by GrafTech Luxembourg I S.À.R.L., GrafTech Luxembourg II S.À.R.L., GrafTech Switzerland SA and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.4 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.6	Pledge Agreement, dated as of February 12, 2018, by GrafTech Switzerland SA in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.5 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.7	Pledge Agreement, dated as of February 12, 2018, by GrafTech Luxembourg I S. À.R.L in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.6 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.8	Pledge Agreement, dated as of February 12, 2018, by GrafTech Luxembourg II S.À.R.L in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.7 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.9	Patent Security Agreement, dated as of February 12, 2018, among GrafTech International Holdings Inc., as Grantor, and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.8 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.10	Trademark Security Agreement, dated as of February 12, 2018, among GrafTech International Holdings Inc., as Grantor, and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.9 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.11	Copyright Security Agreement, dated as of February 12, 2018, among GrafTech International Holdings, Inc., as Grantor, and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.10 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.12	Share Pledge Agreement, dated February 12, 2018, between GrafTech Luxembourg I S.À.R.L., as Pledgor, and JPMorgan Chase Bank, N.A., as Collateral Agent, in the presence of GrafTech Luxembourg II S.À.R.L. (incorporated by reference to Exhibit 10.11 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.13	Share Pledge Agreement, dated as of February 12, 2018, between GrafTech International Holdings Inc., as Pledgor, and JPMorgan Chase Bank, N.A., as Collateral Agent, in the presence of GrafTech Luxembourg I S.À.R.L. (incorporated by reference to Exhibit 10.12 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.14	Swiss Security Agreement, dated as of February 12, 2018, by GrafTech Switzerland SA and JPMorgan Chase Bank, N.A., as the Assignee and Collateral Agent. (incorporated by reference to Exhibit 10.13 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

Exhibit number	Description of exhibit
10.15	Form of Tax Receivable Agreement between GrafTech International Ltd. and Brookfield Capital Partners IV GP, Ltd. (incorporated by reference to Exhibit 10.14 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.16	Form of Indemnification Agreement with Directors and Executive Officers. (incorporated by reference to Exhibit 10.15 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed March 26, 2018).

10.17	GrafTech International Holdings Inc. Compensation Deferral Program as amended and restated (January 1, 2005) (incorporated by reference to Exhibit 10.10.0 to GrafTech International Ltd.'s Annual Report on Form 10-K filed February 27, 2009).

10.18	Form of Severance Compensation Agreement for Senior Management 2.0 with Cutback. (incorporated by reference to Exhibit 10.17 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.19	GrafTech International Holdings Inc. 2017 - 2019 Selective Severance Program. (incorporated by reference to Exhibit 10.18 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.20	Form of 2017 - 2019 Selective Severance Program Notification Letter. (incorporated by reference to Exhibit 10.19 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.21	Employment Agreement, effective March 1, 2018, between GrafTech International Holdings Inc. and David J. Rintoul. (incorporated by reference to Exhibit 10.20 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.22	GrafTech International Ltd. Incentive Compensation Plan. (incorporated by reference to Exhibit 10.21 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.23	GrafTech International Ltd. Executive Incentive Compensation Plan. (incorporated by reference to Exhibit 10.22 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.24	GrafTech International Ltd. Long Term Incentive Plan, amended and restated as of March 15, 2018. (incorporated by reference to Exhibit 10.23 to GrafTech International Ltd.'s Registration Statement on Form S-1 (Registration No. 333-223791) filed March 20, 2018).

10.25	GrafTech International Ltd. Omnibus Equity Incentive Plan. (incorporated by reference to Exhibit 10.24 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 2, 2018).

10.26	Form of Stock Option Agreement for the GrafTech International Ltd. Omnibus Equity Incentive Plan. (incorporated by reference to Exhibit 10.25 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 4, 2018).

Exhibit number		Description of exhibit
10.27		Form of Stock Option Agreement under the GrafTech International Ltd. Omnibus Equity Incentive Plan for David Rintoul. (incorporated by reference to Exhibit 10.26 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 4, 2018).

10.28		Form of Deferred Share Unit Agreement under the GrafTech International Ltd. Omnibus Equity Incentive Plan for Non-Employee Directors. (incorporated by reference to Exhibit 10.27 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 4, 2018).

10.29		Form of Deferred Share Unit Agreement under the GrafTech International Ltd. Omnibus Equity Incentive Plan for David Rintoul. (incorporated by reference to Exhibit 10.28 to GrafTech International Ltd.'s Registration Statement on Form S-1/A (Registration No. 333-223791) filed April 4, 2018).

10.30	*	GrafTech International Ltd. Director Deferred Fee Plan.

10.31		Share Repurchase Agreement, dated as of August 7, 2018, by and between GrafTech International Ltd. and BCP IV GrafTech Holdings LP.

21.1	*	List of subsidiaries of GrafTech International Ltd.

23.1	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

24.1		Powers of Attorney (included on signature pages).

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brooklyn Heights, State of Ohio on August 8, 2018.

GrafTech International Ltd.
By:	/s/ DAVID J. RINTOUL
David J. Rintoul
	Title:	President and Chief Executive Officer

Power of attorney

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of GrafTech International Ltd. whose signature appears below constitutes and appoints David J. Rintoul and Quinn J. Coburn, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID J. RINTOUL David J. Rintoul	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2018
/s/ QUINN J. COBURN Quinn J. Coburn	Chief Financial Officer, Vice President Finance and Treasurer (Principal Financial and Accounting Officer)	August 8, 2018
/s/ DENIS A. TURCOTTE Denis A. Turcotte	Chairman and Director	August 8, 2018
/s/ JEFFREY C. DUTTON Jeffrey C. Dutton	Director	August 8, 2018

Name	Title	Date

/s/ RON A. BLOOM Ron A. Bloom	Director	August 8, 2018
/s/ BRIAN L. ACTON Brian L. Acton	Director	August 8, 2018
/s/ MICHEL J. DUMAS Michel J. Dumas	Director	August 8, 2018
/s/ ANTHONY R. TACCONE Anthony R. Taccone	Director	August 8, 2018

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Part II Information not required in prospectus
  Item 13. Other expenses of issuance and distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and financial statement schedules.
  Item 17. Undertakings.
Exhibit index